Exhibit 99.1

News Release

MyoKardia Announces Proposed Public Offering of Common Stock

SOUTH SAN FRANCISCO, Calif., March 25, 2019 – MyoKardia, Inc. (Nasdaq:MYOK), a clinical-stage biopharmaceutical company pioneering a precision medicine approach for the treatment of serious cardiovascular diseases, today announced that it has commenced a proposed underwritten public offering to sell $200,000,000 in shares of its common stock. MyoKardia expects to grant the underwriters a 30-day option to purchase up to $30,000,000 in additional shares of common stock at the public offering price, less the underwriting discount. All shares of common stock will be offered by MyoKardia.

MyoKardia anticipates using net proceeds from the offering, together with its existing cash, cash equivalents and short-term and long-term investments, to support the ongoing registration studies, regulatory approval process, and commercial preparations for mavacamten for the potential treatment of obstructive hypertrophic cardiomyopathy (HCM); to fund ongoing and potential later-stage studies of mavacamten in non-obstructive HCM and MYK-491 in targeted segments of systolic heart failure; to fund ongoing preclinical, discovery and research programs; and for working capital, business development, and other general corporate purposes.

BofA Merrill Lynch, Credit Suisse, Cowen and Company, LLC and Wells Fargo Securities are acting as joint bookrunning managers for the proposed offering. Wedbush PacGrow is acting as lead manager for the proposed offering. The offering is subject to market and other customary closing conditions, and there can be no assurance as to whether or when the offering may be completed.

The shares described above are being offered by MyoKardia pursuant to an automatic shelf registration statement on Form S-3, including a base prospectus, that was previously filed by MyoKardia with the Securities and Exchange Commission (SEC) and automatically became effective upon filing on March 8, 2018. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained by contacting: BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at (631) 274-2806; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or by email at cmclientsupport@wellsfargo.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MyoKardia

MyoKardia is a clinical-stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious cardiovascular diseases. MyoKardia’s initial focus is on the development of small molecule therapeutics aimed at the cardiac muscle proteins that modulate cardiac muscle contraction and underlie diseases of systolic and diastolic dysfunction. Based on an in-depth understanding of disease biology, MyoKardia applies a precision medicine approach to develop its therapeutic candidates for patient populations with shared characteristics, such as causal genetic mutations or disease subtypes. MyoKardia’s most advanced product candidate is mavacamten (formerly MYK-461), a novel, oral, allosteric modulator of cardiac myosin intended to reduce hypercontractility. Mavacamten has advanced into a pivotal Phase 3 clinical trial, known as EXPLORER-HCM, in patients with symptomatic, obstructive hypertrophic cardiomyopathy (HCM). MyoKardia is also developing mavacamten in a second indication, non-obstructive HCM, in the

Driven by the Heart

333 Allerton Avenue, South San Francisco, CA 94080 / +1 650 351 4705

Phase 2 MAVERICK-HCM clinical trial. MYK-491, MyoKardia’s second product candidate, is designed to increase cardiac output among patients with systolic heart dysfunction by increasing the overall extent of the heart’s cardiac contractility. MyoKardia is currently evaluating MYK-491 in a Phase 1b/2a study in stable heart failure patients.

MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science.

Forward-Looking Statements

Statements MyoKardia makes in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. MyoKardia intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and is making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including references to MyoKardia’s expectations regarding the clinical development of its product candidates, including mavacamten and MYK-491, completion, timing and size of its proposed public offering, its expectations with respect to granting the underwriters a 30-day option to purchase additional shares and the anticipated use of proceeds therefrom, reflect its current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to MyoKardia and on assumptions it has made. Although MyoKardia believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, it can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond MyoKardia’s control including, without limitation, risks associated with the development and regulation of its product candidates, as well as those set forth in its Annual Report on Form 10-K for the year ended December 31, 2018 and its other filings with the SEC. Except as required by law, MyoKardia assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Michelle Corral

Senior Director, Corporate Communications and Investor Relations

MyoKardia, Inc.

650-351-4690

ir@myokardia.com

###